EXHIBIT 99.1

United-Guardian Reports  Strong Third Quarter Results

HAUPPAUGE, N.Y., Nov. 09, 2016 (GLOBE NEWSWIRE) -- United-Guardian, Inc. (NASDAQ:UG) reported today that its financial results for the third quarter of 2016 were significantly stronger than for the second quarter of this year, with sales increasing by 62% and net income up 122%. When compared with the third quarter of 2015, which was a very strong quarter, sales were down only 4.5% from $3,620,365 in 2015 to $3,457,633 this year. Net income for that same three-month period was down 26% from $1,217,537 ($0.26 per share) in 2015 to $900,135 ($0.20) this year, with some of that decrease due to the lower sales, but much of it the result of significantly higher sales of Renacidin®, one of the company’s pharmaceutical products, which has a lower margin than some of its other products.

Ken Globus, United-Guardian’s President, stated, “I am pleased to report that our net income for the third quarter of 2016 alone was equal on a per share basis ($0.20 per share) to the total combined net income for the first two quarters of this year. While our sales for the year are still lagging behind last year’s nine-month sales due to an overstock situation in China that significantly impacted sales of our personal care products intended for the Chinese market during the first 8 months of this year, that situation has now been rectified, and shipments of the impacted product for sale in China resumed in September. Those renewed shipments, along with strong sales of the new single-dose form of Renacidin that we introduced in April, resulted in significantly stronger sales in the third quarter of this year compared with this year’s first and second quarters. We expect the resumption of sales into China to continue, and anticipate that sales of Renacidin will also increase as we implement a new internet marketing campaign to increase awareness of the new product on the part of patients, pharmacists, and physicians. We believe that our fourth quarter sales will continue to be strong, and that we will end the year well positioned to have an even more profitable year in 2017.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

STATEMENTS OF INCOME
(UNAUDITED)

	THREE MONTHS ENDED SEPTEMBER 30,		NINE MONTHS ENDED SEPTEMBER 30,
	2016	2015	2016	2015

Net sales	$3,457,633	$3,620,365	$7,859,374	$12,116,849

Costs and expenses:
Cost of sales	1,594,198	1,330,842	3,499,589	4,413,986
Operating expenses	460,401	411,619	1,393,286	1,316,537
Research and development	158,593	184,100	494,054	506,949
Total costs and expenses	2,213,192	1,926,561	5,386,929	6,237,472

Income from operations	1,244,441	1,693,804	2,472,445	5,879,377

Investment income	64,644	74,133	190,862	200,481

Income before income taxes	1,309,085	1,767,937	2,663,307	6,079,858

Provision for income taxes	408,950	550,400	832,700	1,891,300

Net Income	$900,135	$1,217,537	$1,830,607	$4,188,558

Earnings per common share (Basic and Diluted)	$0.20	$0.26	$0.40	$0.91

Weighted average shares – basic and diluted	4,594,319	4,596,439	4,594,319	4,596,439

··· Additional financial information can be found at the company’s web site at www.u-g.com. ···

NOTE:   This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

Contact:
Robert S. Rubinger
Public Relations
(631) 273-0900